Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports Third Quarter 2017 Financial Results

Q3 Revenue $19.7 million; Q3 EPS $(0.20); seven new DataV pilots signed in Q3

Bellevue, WA – November 7, 2017 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the third quarter of 2017.

Jerry Chase, Bsquare President and CEO, commented, “We are pleased with the continued increase in the level of pilot activity for DataV, our industrial Internet of Things software offering. After closing four new paid pilots during the second quarter, we added seven additional pilots during the third quarter. These pilots are with major industrial businesses and cover all seven of our DataV applications. We expect the majority of these pilots to convert into production deployments as they are successfully concluded. Also after the close of the third quarter, we had our first major DataV subscription renewal booking. This four-year renewal, which was with Itron, Inc., is valued at $2.9 million and, we believe, attests to the value of DataV.”

“Based on these results and a strong pipeline, we plan on maintaining an accelerated rate of investment in DataV sales, marketing, service delivery and product development while we continue managing our third-party software and engineering services businesses leanly with an emphasis on cash generation.”

Third Quarter 2017 Financial Highlights

•	Revenue for the quarter was $19.7 million, down 13% compared to the third quarter of 2016 and up 4% compared to the second quarter of 2017.
•

Net loss for the quarter was $2.5 million, or $0.20 per diluted share, compared to net loss of $0.1 million, or $0.01 per diluted share, in the third quarter of 2016 and net loss of $2.6 million, or $0.20 per diluted share, in the second quarter of 2017.

•	Adjusted EBITDAS (1) was negative $1.8 million, down $1.8 million from the third quarter of 2016 and improved by $0.2 million from the second quarter of 2017.
•	Cash, cash equivalents and short-term investments at September 30, 2017 totaled $26.8 million, a decrease of approximately $4.8 million from September 30, 2016 and $0.5 million from June 30, 2017.

Details as follows (unaudited, in thousands except percentages and per share amounts):

	Three Months Ended
			Q3-Q3		Q3-Q2
	9/30/2017	9/30/2016	Change (2)	6/30/2017	Change (2)
Revenue:
Third-party Software	$16,240	$18,226	$(1,986)	$15,505	$735
Proprietary Software	1,200	990	210	481	719
Professional Engineering Service	2,213	3,251	(1,038)	2,862	(649)
Total Revenue	$19,653	$22,467	$(2,814)	$18,848	$805
Total Gross Profit	$4,380	$3,677	$703	$3,873	$507
Gross Margins:
Third-party Software	16%	16%	0%	15%	1%
Proprietary Software	97%	96%	1%	92%	5%
Professional Engineering Service	27%	(8)%	35%	36%	(9)%
Total Gross Margin	22%	16%	6%	21%	1%
Total Operating Expenses	$6,926	$4,092	$2,834	$6,492	$434
Net Loss	$(2,468)	$(106)	$(2,362)	$(2,560)	$92
Per Share-Diluted	$(0.20)	$(0.01)	$(0.19)	$(0.20)	$-
Adjusted EBITDAS (1)	$(1,843)	$4	$(1,847)	$(2,041)	$198
Cash, Cash Equivalents and Short-Term Investments	$26,758	$31,577	$(4,819)	$27,296	$(538)

Notes:

(1)

Adjusted EBITDAS = Income (loss) from operations before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

(2)	For gross margin, amount represents percentage point change.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Financial Commentary on Third Quarter 2017 Results (Compared to Third Quarter 2016)

•

Third-party software revenue decreased for the third quarter of 2017 compared to the prior year period, primarily due to lower sales of Microsoft Windows Embedded operating systems in the current period.

•	Proprietary software revenue increased, primarily due to DataV software revenue recognized in the current period.
•

Professional engineering service revenue decreased, primarily due to the completion in 2016 and early 2017 of several existing customer projects and a shift in our sales generation and staffing priorities towards DataV. Professional engineering service gross margin increased, primarily due to higher utilization of professional engineering personnel in the current period. In addition, the third quarter of 2016 included restructuring costs (completed in the fourth quarter of 2016).

•	Operating expenses increased, due to continued investment in DataV sales, marketing, service delivery and product development.

Additional DataV Metrics (Including Non-GAAP Measures)

•

During the third quarter of 2017, we recorded $318,000 in DataV bookings (a non-GAAP measure defined as the contract value of new agreements signed with customers), including seven new paid pilots. Cash receipts from DataV contracts totaled $2.1 million in the first nine months of 2017.

•

DataV backlog (a non-GAAP measure defined as total DataV bookings less DataV revenue recognized to date) was $3.5 million at September 30, 2017, compared to approximately $5.7 million at December 31, 2016.

•

Total deferred revenue at September 30, 2017 was $2.7 million, compared to $3.9 million at December 31, 2016. The September 30, 2017 balance included DataV deferred revenue of $2.0 million. The deferred revenue balances relating to our DataV sales do not represent the total contract value of our DataV agreements.

•

DataV unbilled deferred revenue (a non-GAAP measure defined as future contract billings that have not been invoiced and, accordingly, are not included in deferred revenue) was an additional $1.5 million at September 30, 2017 and approximately $2.5 million at December 31, 2016.

Bookings, backlog and unbilled deferred revenue are non-GAAP measures. These non-GAAP measures have been included because management believes they provide meaningful information related to our new DataV product sales, since revenue from such sales may be recognized in different periods than those in which orders have been received or cash has been collected.

Fourth Quarter 2017 Outlook

Management currently has the following expectations for the fourth quarter of 2017:

•	Revenue in the range of $19.0 million to $21.0 million.
•	The Company expects to close additional paid pilots in the quarter, in addition to booking the $2.9 million, 4-year license renewal with Itron, Inc.
•	Blended gross margin in the 18% to 20% range.
•	A net loss, reflecting continued investments in R&D, sales and marketing to grow DataV.

Conference Call

Management will host a conference call today, November 7, 2017, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-888-778-9069 or 1-719-457-6931 for international callers, and reference “BSQUARE Corporation Third Quarter 2017 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 1901116. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

About Bsquare Corporation

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making these assets intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments, and regarding strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, and our product and service offerings more generally; the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:Investor Contact:

Peter Biere, Chief Financial OfficerLeslie Phillips

BSQUARE CorporationThe Blueshirt Group

+1 425.519.5900+ 1 415.217.5869

investorrelations@bsquare.comleslie@blueshirtgroup.com

###

Bsquare, the Bsquare Logo, and DataV are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,131	$14,312
Short-term investments	13,627	18,888
Accounts receivable, net of allowance for doubtful accounts of $50 at September 30, 2017 and December 31, 2016	16,609	21,579
Prepaid expenses and other current assets	957	878
Contract assets	697	—
Total current assets	45,021	55,657
Equipment, furniture and leasehold improvements, net	1,019	1,089
Deferred tax assets	7	7
Intangible assets, net	390	464
Goodwill	3,738	3,738
Other non-current assets including contract assets	72	53
Total assets	$50,247	$61,008
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$7,962	$14,831
Accounts payable	393	283
Accrued compensation	2,225	2,008
Other accrued expenses	814	714
Deferred rent, current portion	335	321
Deferred revenue	2,622	2,064
Total current liabilities	14,351	20,221
Deferred tax liability	—	23
Deferred rent	602	854
Deferred revenue	56	1,798
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 12,625,455 shares issued and outstanding at September 30, 2017 and 12,532,348 shares issued and outstanding at December 31, 2016	137,187	135,660
Accumulated other comprehensive loss	(905)	(941)
Accumulated deficit	(101,044)	(96,607)
Total shareholders’ equity	35,238	38,112
Total liabilities and shareholders’ equity	$50,247	$61,008

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Software	$17,440	$19,216	$52,877	$58,118
Professional engineering service	2,213	3,251	8,465	12,526
Total revenue	19,653	22,467	61,342	70,644
Cost of revenue:
Software	13,653	15,281	40,909	47,901
Professional engineering service	1,620	3,509	5,927	10,877
Total cost of revenue	15,273	18,790	46,836	58,778
Gross profit	4,380	3,677	14,506	11,866
Operating expenses:
Selling, general and administrative	5,338	3,283	15,249	9,693
Research and development	1,588	809	4,381	2,024
Total operating expenses	6,926	4,092	19,630	11,717
Income (loss) from operations	(2,546)	(415)	(5,124)	149
Other income, net	34	128	148	204
Income (loss) before income taxes	(2,512)	(287)	(4,976)	353
Income tax benefit (expense)	44	181	150	(144)
Net income (loss)	$(2,468)	$(106)	$(4,826)	$209
Basic income (loss) per share	$(0.20)	$(0.01)	$(0.38)	$0.02
Diluted income (loss) per share	$(0.20)	$(0.01)	$(0.38)	$0.02
Shares used in calculation of income (loss) per share:
Basic	12,607	12,310	12,578	12,189
Diluted	12,607	12,310	12,578	12,576

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Adjusted EBITDAS:
Income (loss) from operations as reported	$(2,546)	$(415)	$(5,124)	$149
Depreciation and amortization	163	139	483	442
Stock-based compensation expense	540	280	1,350	908
Adjusted EBITDAS (1)	$(1,843)	$4	$(3,291)	$1,499
(1)

Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as income (loss) from operations before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided (used) by operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, BSQUARE regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999